Exhibit 99.1

SWK Holdings Corporation Announces 2013 Fourth Quarter and
Full-Year Financial Results

●

Net income and adjusted net income to SWK stockholders of $12.9 million, or $0.31 per share, and $3.0 million, or $0.07 per share, respectively, for fiscal year 2013 vs. a loss of $1.4 million, or $(0.03) per share, for 2012

●	Completed six transactions during 2013, deploying $33 million of capital

●	Book value increased 35% in fiscal year 2013 over 2012 to $50.3 million, or $1.21 per diluted share

Dallas, TX, March 31, 2013 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced today its fourth quarter and full year 2013 financial results.

Fourth Quarter 2013 Highlights:

●	Increased total revenues by 491% to approximately $3.4 million for the fourth quarter of 2013, compared to $0.6 million for the fourth quarter of 2012.
●	Increased adjusted net income 648% to approximately $1.9 million, as compared to $0.3 million in the fourth quarter of 2012.
●	Received approximately $6.5 million in principal repayment and $0.6 million in loan exit fees with the realization of the Nautilus Neurosciences, Inc. term loan.
●	Funded approximately $16 million into two new transactions.

2013 Highlights:

●	Total revenues of approximately $6.4 million, an increase of 912% in fiscal year 2013 compared to approximately $0.6 million for 2012.
●

Total income producing assets (defined as finance receivables, marketable securities and investment in unconsolidated subsidiaries less non-controlling interests) were approximately $37.2 million as of December 31, 2013, compared to $12.5 million as of December 31, 2012.

●	Valuation allowance of $9.8 million released against the Company's net deferred tax assets.
●	Transaction capacity increased by $15 million via a new credit facility, with an additional $15 million available upon SWK raising $10 million in net equity proceeds.
●	$33 million in fresh capital deployed across six new transactions.

Adjusted net income for the fiscal year 2013 and the fourth quarter of 2013 excludes the impact of the benefit to net income from the release of the valuation allowance on net deferred tax assets.

“We embarked in May of 2012 to create a specialty finance company focused on monetizing revenue streams in the life science sector. As we approach the second year anniversary of our efforts, we are very pleased with the significant strides we have made towards building a leading life science alternative capital finance platform,” said Brett Pope, Chief Executive Officer of SWK. "Having deployed $57.5 million of our own capital in nine transactions over the past 15 months, we believe we have demonstrated our ability to find and execute upon attractive opportunities in the sector."

Conference Call Information

SWK will host a conference call Tuesday, April 1 at 4:30 p.m. Eastern Time, to provide an update on the Company. The call will also provide a summary of fourth quarter and full year 2013 financial results.

Investors and the general public are invited to listen to the call by dialing (888) 287-5563 (domestic) or (719) 325-2435 (international) five minutes prior to the start of the call and providing the passcode 9218756. A playback of the call will be available for 7 days after the live event. To access the playback, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and enter passcode 9218756.

Portfolio Overview

As of December 31, 2013, the Company's total income producing assets were approximately $37.2 million under generally accepted accounting principles in the U.S. (“GAAP”) as compared to $12.5 million for 2012.

(in thousands, except per share data)	Year Ended December 31,
	2013	2012

Finance receivables	$29,286	$6,500
Available for sale securities	3,119	-
Investment in unconsolidated subsidiary	10,425	13,000
Less non-controlling interest	(5,613)	(7,000)
Total income producing assets	$37,217	$12,500

SWK has funded an additional $12 million since December 31, 2013. Including the Nautilus Neurosciences, Inc. transaction, SWK has now executed nine transactions under its new strategy, deploying approximately $57.5 million across a variety of opportunities:

●	$11 million in three transactions where SWK purchased or financed royalties generated by the sales of life science products and related intellectual property;
●	$40.5 million in five transactions where SWK receives interest and other income by advancing capital in the form of secured debt backed by royalties paid by companies in the life science sector; and
●

$6 million in one transaction where SWK acquired an indirect interest in the U.S. marketing authorization rights to a pharmaceutical product where SWK ultimately receives cash flow distributions from the product.

Revenues

SWK generated revenues of $6.4 million for the year ended December 31, 2013, driven primarily by $3.7 million in interest and fees and $2.8 million in income related to our investment in unconsolidated partnership. SWK generated revenues of $0.6 million for the year ended December 31, 2012.

General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses decreased by 22% to $1.7 million for the year ended December 31, 2013 from $2.2 million for the year ended December 31, 2012, due to a decrease in professional fees and stock-based compensation expenses.

Interest and Other Income (Expense), net

Interest and other income (expense), net was an expense of $0.2 million for the year ended December 31, 2013, which consisted of $0.2 million fair market value adjustments relating to the Tribute warrant and to our warrant liability, and interest expense of $0.1 million, offset almost entirely by interest income. During the year ended December 31, 2012, interest and other income (expense), net was income of $0.2 million which consisted solely of interest income. The decrease in interest income related to lower interest rates and lower cash balances in the year ended December 31, 2013, compared to the same period in 2012.

Income Tax Benefit

SWK has incurred net operating losses on a consolidated basis for all years from inception through 2012. Accordingly, the Company has historically recorded a valuation for the full amount of gross deferred tax assets, as the future realization of the tax benefit was not “currently more likely than not.” As of December 31, 2013, SWK concluded that it is more likely than not that it will be able to realize an approximately $9.8 million benefit of the U.S. federal and state deferred tax assets in the future. As a result, SWK has released $9.8 million of the valuation allowance against its net deferred tax assets.

As of December 31, 2013, SWK's valuation allowance against deferred tax assets decreased by approximately $21 million due to the write-off of expired deferred tax assets and partial release of the valuation allowance.

As of December 31, 2013, SWK had operating loss carryforwards for federal income tax purposes of approximately $433 million. The federal net operating loss carry forwards if not offset against future income, will expire by 2032, with the majority expiring by 2021.

Liquidity and Capital Resources

As of December 31, 2013, SWK had $7.7 million in cash and cash equivalents, compared to $24.6 million in cash and cash equivalents as of December 31, 2012. As of December 31, 2013, SWK had working capital of $8.7 million, compared to working capital of $26.0 million as of December 31, 2012. The reduction in the Company's working capital is primarily attributable to the net purchase of $22.4 million in finance receivables.

As of December 31, 2013 SWK had $5.0 million outstanding and $10.0 million of available borrowings under our credit facility. SWK estimates its liquidity and capital resources are adequate to fund its operating activities for the twelve months from the balance sheet date. On February 13, 2014, SWK filed a Form S-1 registration statement in conjunction with a future rights offering in which the Company intends to raise up to $12.5 million of gross proceeds. If SWK successfully completes the rights offering, an additional $15.0 million of borrowing capacity will be made available to the Company under its credit facility.

Net Income and Adjusted Net Income for 2013 and the Fourth Quarter of 2013

Net income for the annual and quarterly periods ending December 31, 2013 was $12.9 million, or $0.31 per share, and $11.8 million, or $0.28 per share, respectively. The table below eliminates the benefit to net income from the release of the net deferred tax assets. The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations (Non-GAAP) for the three months and full year ended December 31, 2013:

(in thousands, except per share data)
	Quarter Ended December 31, 2013	Year Ended December 31, 2013
Current provision for income taxes	$(61)	$(38)
Release of valuation allowance	9,803	9,803
Total income tax benefit	$9,742	$9,765
Income (loss) before provision for income tax	$2,866	$4,491
Current provision for income taxes	(61)	(38)
Adjusted consolidated net income	2,805	4,453
Net income attributable to non-controlling interests	927	1,470
Net income attributable to SWK Holdings Corporation Stockholders	$1,878	$2,983
Adjusted basic income per share	$0.05	$0.07
Adjusted diluted income per share	$0.05	$0.07

Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted basic and diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and basic and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

Derived from audited financial statements

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$7,664	$24,584
Restricted cash	-	1,000
Accounts receivable	528	197
Finance receivables	660	230
Deferred tax asset	164	-
Prepaid expenses and other current assets	16	36
Total current assets	9,032	26,047
Finance receivables	28,626	6,270
Marketable investments	3,119	-
Investment in unconsolidated entities	10,425	13,000
Debt issuance costs	523	-
Property and equipment, net	5	3
Deferred tax asset	9,639	-
Other assets	206	-
Total assets	$61,575	$45,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$363	$91
Total current liabilities	363	91
Interest reserve	-	1,000
Loan credit agreement	5,000	-
Warrant liability	292	-
Other long-term liabilities	3	41
Total liabilities	5,658	1,132

Stockholders’ equity:
Common stock	43	43
Additional paid-in capital	4,321,454	4,321,200
Accumulated deficit	(4,271,193)	(4,284,055)
Accumulated other comprehensive income	-	-
Total SWK Holdings Corporation stockholders’ equity	50,304	37,188
Non-controlling interests in consolidated entities	5,613	7,000
Total stockholders’ equity	55,917	44,188
Total liabilities and stockholders’ equity	$61,575	$45,320

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

Derived from audited financial statements

	Year Ended December,
	2013	2012

Revenues
Finance receivable interest income, including fees	$3,090	$497
Marketable investments interest income	166	-
Income related to investments in unconsolidated entities	2,779	-
Management fees	412	140
Total Revenues	6,447	637
Costs and expenses:
General and administrative	1,749	2,240
Total costs and expenses	1,749	2,240
Income (loss) from operations	4,700	(1,603)
Interest and other income (expense), net	(209)	158
Income (loss) before provision for income tax	4,491	(1,445)
Income tax benefit	(9,841)	(24)
Consolidated net income (loss)	14,332	(1,421)
Net income attributable to non-controlling interests	1,470	-
Net income (loss) attributable to SWK Holdings Corporation Stockholders	$12,862	$(1,421)
Net income (loss) per share attributable to SWK Holdings Corporation Stockholders
Basic	$0.31	$(0.03)
Diluted	$0.31	$(0.03)
Weighted Average Shares
Basic	41,343	41,247
Diluted	41,440	41,247

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Derived from audited financial statements

	For the Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$14,332	$(1,421)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	(9,803)	-
Income from investments in unconsolidated entities	(2,779)	-
Loan discount amortization and fee accretion	(702)	-
Depreciation and amortization	2	5
Payment-in-kind interest income	(119)	-
Debt issuance cost amortization	47	-
Stock-based compensation	254	586
Other non-cash gain	-	(24)
Change in fair value of warrants	190	-
Changes in operating assets and liabilities:
Accounts receivable	(331)	(197)
Restricted cash	1,000	(1,000)
Prepaid expenses and other assets	20	30
Interest reserve	(1,000)	1,000
Accounts payable and other liabilities	234	(94)
Net cash provided by (used in) operating activities	1,344	(1,115)

Cash flows from investing activities:
Issuance of finance receivables	(29,630)	(6,500)
Repayment of finance receivables	7,212	-
Investment in unconsolidated entities	-	(13,000)
Distributions on investments in unconsolidated entities	5,354	-
Investment in marketable investments	(3,000)	-
Purchases of property and equipment	(4)	(4)
Net cash used in investing activities	(20,068)	(19,504)

Cash flows from financing activities:
Contributions from non-controlling interests	-	7,000
Net proceeds from loan credit agreement	4,661	-
Distribution to non-controlling interests	(2,857)	-
Net cash provided by financing activities	1,804	7,000

Net decrease in cash and cash equivalents	(16,920)	(13,619)
Cash and cash equivalents at beginning of period	24,584	38,203
Cash and cash equivalents at end of period	$7,664	$24,584

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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